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                                                                   Exhibit 3.1.1

                            CERTIFICATE OF AMENDMENT
                                       TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              PEOPLESUPPORT, INC.

     PeopleSupport, Inc., a corporation duly organized and existing under the General Corporation Law of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     That the amendment to the Corporation's Amended and Restated Certificate of Incorporation, as amended to date, set forth in the following resolution was approved by the Corporation's Board of Directors and stockholders and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the state of Delaware:

     RESOLVED, that Article FOURTH, Section C.3(b)(iii) of the Amended and Restated Certificate of Incorporation of the Corporation be amended and restated to read in its entirety as follows:

     "The Corporation shall have the right to convert each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively, into shares of Common Stock at the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and Series D Conversion Price, as the case may be, then in effect immediately upon the closing of the sale of the Corporation's Common Stock in a firm commitment, underwriters public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), other than a registration relating solely to a transaction under Rule 149 under the Securities Act or to an employee benefit plan of the Corporation, if such firm commitment, underwritten public offering is consummated at a price per share of at least $3.50 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like, the "Auto Conversion Price") and with aggregate proceeds to the Corporation and/or any selling stockholders (before deduction for underwriters' discounts and expenses) of at least $40,000,000 (a "Qualified Public Offering")."

     IN WITNESS WHEREOF, PeopleSupport, Inc. has caused this certificate to be signed by its duly authorized Chief Executive Officer this 30th day of April, 2004.

                                        PEOPLESUPPORT, INC.



                                        By: /s/ Lance Rosenzweig
                                            ------------------------------------
                                                      Lance Rosenzweig
                                                   Chief Executive Officer




                                                       State of Delaware
                                                      Secretary of State
                                                   Division of Corporations
                                                 Delivered 03:31 PM 05/18/2004
                                                    FILED 03:31 PM 05/18/2004
                                                  SRU 040364804 - 2908908 FILE